UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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STERLING BANCORP

(Name of Registrant as Specified In Its Charter)

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STERLING BANCORP

650 FIFTH AVENUE, NEW YORK, N.Y. 10019-6108

LOUIS J. CAPPELLI

CHAIRMAN &

CHIEF EXECUTIVE OFFICER

April 7, 2010

Dear Shareholder:

Sterling Bancorp’s Annual Meeting of Shareholders will be held on Thursday, May 6, 2010, at 10:00 A.M. Eastern Time, at The University Club, One West 54th Street, New York, New York 10019, for the election of directors, ratification of the appointment of independent registered public accounting firm, advisory approval of the compensation of named executive officers and transaction of any other business as may come before the meeting. You are invited to attend this Annual Meeting.

It is important that your shares be represented at the Annual Meeting whether or not you are personally able to attend. Proxy material for the meeting accompanies this letter. You may vote your shares by using a toll free telephone number or on the Internet (see the instructions on the accompanying proxy card), or you may sign, date and mail the proxy card in the postage paid envelope provided.

Thank you for your continued interest and support.

Sincerely,

/s/ Louis J. Cappelli

STERLING BANCORP

650 Fifth Avenue, New York, N.Y. 10019-6108

NOTICE OF ANNUAL MEETING

MAY 6, 2010

The Annual Meeting of Shareholders of Sterling Bancorp will be held on Thursday, May 6, 2010, at 10:00 A.M. Eastern Time, at The University Club, One West 54th Street, New York, New York 10019, to consider and act upon the following matters:

1.	Election of ten (10) directors to serve until the next Annual Meeting of Shareholders and until their successors are elected.

2.	Ratification of the appointment by the Audit Committee of the Board of Directors of Crowe Horwath LLP as the Company’s independent registered public accounting firm for fiscal year 2010.

3.	Advisory approval of the compensation of the Company’s named executive officers.

4.	Such other matters as may properly come before the meeting or any adjournment thereof.

The close of business on March 22, 2010 has been fixed as the record date for the meeting. Only shareholders of record at that time are entitled to notice of, and to vote at, the Annual Meeting.

IMPORTANT

We urge you to sign, date, and send in the enclosed proxy at your earliest convenience, or to vote via the toll free telephone number or via the Internet as instructed on the proxy card, whether or not you expect to be present at the meeting. Sending in your proxy or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

By Order of the Board of Directors

DALE C. FREDSTON

Corporate Secretary

April 7, 2010

STERLING BANCORP

650 Fifth Avenue

New York, N.Y. 10019-6108

PROXY STATEMENT

April 7, 2010

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sterling Bancorp (the “Company”) with respect to the Annual Meeting of Shareholders of the Company to be held on May 6, 2010. Any proxy given by a shareholder may be revoked at any time before it is voted by giving appropriate notice to the Corporate Secretary of the Company or by delivering a later dated proxy or by a vote by the shareholder in person at the Annual Meeting. Proxies in the accompanying form which are properly executed by shareholders and duly returned to the Company and not revoked will be voted for all nominees listed under “Election of Directors”, for ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accountants for fiscal year 2010, and for advisory approval of the compensation of the Company’s executive officers, unless the shareholder directs otherwise, and will be voted on any other matters in accordance with the Board of Directors’ recommendations. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about April 9, 2010.

The record date for the meeting is March 22, 2010. The outstanding shares of the Company at the close of business on March 22, 2010 entitled to vote at the Annual Meeting consisted of 26,757,035 Common Shares, $1 par value (the “Common Shares”).

The Common Shares are entitled to one vote for each share on all matters to be considered at the meeting and the holders of a majority of such shares, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting of Shareholders. Only shareholders of record at the close of business on March 22, 2010 are entitled to vote at the Annual Meeting.

The Company’s proxy statement and the Company’s 2009 Annual Report to Shareholders are available over the Internet at www.sterlingbancorp.com/proxy.

1 – ELECTION OF DIRECTORS

Ten directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting of Shareholders to be held on May 6, 2010, to serve until the next Annual Meeting and until their respective successors have been elected. It is intended that, unless authority to vote for any nominee or all nominees is withheld by the shareholder, a properly executed and returned proxy will be voted in favor of the election as directors of the nominees named below. All nominees are members of the present Board of Directors, and were elected at the 2009 Annual Meeting of Shareholders except for Ms. Carolyn Joy Lee who was elected to the Board of Directors on November 4, 2009. There is no family relationship between any of the nominees or executive officers. None of the Directors has served on the board of directors of any other public company in the last five years. In the event that any of the nominees shall not be a candidate, the persons designated as proxies are authorized to substitute one or more nominees, although there is no reason to anticipate that this will occur.

Based on the qualifications of the nominees described below, the Board of Directors has concluded that each nominee has the appropriate qualifications to serve as a director.

Assuming the presence of a quorum, directors are elected by a plurality of the votes cast. Abstentions and broker non-votes (arising from the absence of discretionary authority on the part of a broker-dealer to vote shares held in street name for a customer) will have no effect on the election of directors.

The information set forth below has been furnished by the nominees:

Name, Principal Occupation for Last Five Years,

Business Experience, Directorship of the Company

and of Sterling National Bank (the “Bank”),

a Subsidiary of the Company, and Other Information

Robert Abrams

Mr. Abrams has been a Member of the law firm of Stroock & Stroock & Lavan LLP since 1994.  Stroock & Stroock & Lavan LLP represents multinational corporations, private companies, individuals and emerging business enterprises.  Mr. Abrams served as Attorney General of the State of New York (1979-1993) and also as Bronx Borough President (1970-1978).  Mr. Abrams, age 71, has been a director of the Company since 1999; he is also a member of the Company’s Corporate Governance and Nominating Committee.

Joseph M. Adamko

Mr. Adamko was the Former Managing Director of Manufacturers Hanover Trust Co., now J.P. Morgan Chase Bank, N.A. (1983-1992). Mr. Adamko, age 77, has been a director of the Company since 1992; he is also Chairman of the Company’s Audit Committee.

Louis J. Cappelli

Mr. Cappelli joined the Company in 1949 and was elected Chairman of the Board of Directors and Chief Executive Officer of the Company in 1992. He was also elected Chairman of the Board of Directors of the Bank in 1992. Mr. Cappelli, age 79, has been a director of the Company since 1971; he is a member of the Company’s Executive Committee and the Retirement Committee.

Fernando Ferrer

Mr. Ferrer is Co-Chairman of Mercury Public Affairs, LLC, a part of Omnicom Group Inc., which specializes in high-value public affairs related to business, government, politics and media. He is also Co-Chairman, IGR Group, a leading national, bi-partisan government relations firm, owned by Mercury Public Affairs, LLC. Mr. Ferrer was the Former President of the Drum Major Institute for Public Policy, a non-partisan, non-profit think tank (2002-2004). He served as Bronx Borough President (1987-2001). Mr. Ferrer, age 59, has been a director of the Company since 2002; he is also a member of the Company’s Compensation Committee.

Allan F. Hershfield

Dr. Hershfield is President of Resources for the 21st Century, a higher education consulting firm since 1998. He is the former President of the Fashion Institute of Technology, a member college of the State University of New York, recognized for design, fashion, art, communications and business (1992-1997). Dr. Hershfield is a member of the Board of Directors of Amherst Cinema, a not-for-profit corporation that offers a number of educational and public service programs. He was the Dean of Metropolitan College, Boston University (1989-1992). Dr. Hershfield, age 78, has been a director of the Company since 1994; he is also a member of the Company’s Compensation Committee and the Retirement Committee.

Henry J. Humphreys

Mr. Humphreys is Counselor-Permanent Observer, Mission of the Sovereign Military Order of Malta to the United Nations, an historic mission to help the sick and poor and the most disadvantaged in society, regardless of race, origin or religion, with programs that include medical and social assistance, disaster relief, emergency services, help for the elderly, the handicapped and children since 1998; he was Chancellor and Chief Operating Officer of the American Association of the Sovereign Military Order of Malta (1991-2000). He was a Senior Bank Officer at Bankers Trust Company (1953-1991). .Mr. Humphreys, age 81, has been a director of the Company since 1994; he is also Chairman of the Company’s Compensation Committee, and a member of the Corporate Governance and Nominating Committee, Audit Committee and Executive Committee.

Robert W. Lazar

Mr. Lazar, a Certified Public Accountant (inactive), is Senior Advisor to the Independent Bankers Association of New York State which represents the interest of independent community banks located throughout New York State since 2006. He was President and CEO of the New York Business Development Corporation that provides lending for small businesses (1987-2005). He was President and CEO of Empire State Certified Development Corporation, a Small Business Administration lender that provides financing for owner occupied commercial real estate transactions (1987-2005). He was President and CEO of Statewide Zone Capital Corporation, which promotes the development and expansion of new business (1999-2005). Mr. Lazar, age 66, has been a director of the Company since 2005; he is also a member of the Company’s Audit Committee.

Carolyn Joy Lee

Ms. Lee is a Partner in the New York law office of Jones Day since 2007. She was an Associate, then Partner at the law firm of Roberts & Holland, LLP (1980-2007). Ms. Lee has served as Chair of the Tax Section of the New York State Bar Association and as Chair of the State and Local Tax Committee of the Association of the Bar of the City of New York, and has served as a member of various New York State and New York City tax-related advisory panels. Ms. Lee, age 52, was elected to the Board of Directors of the Company on November 4, 2009.

John C. Millman

Mr. Millman joined Sterling National Bank in 1976 as Senior Vice President and Commercial Loan Officer. He was named Executive Vice President in 1981 and President and Chief Executive Officer of the Bank in 1987. In 1993, Mr. Millman was elected President of the Company. Mr. Millman, age 67, has been a director of the Company since 1988; he is a member of the Company’s Executive Committee and Retirement Committee.

Eugene T. Rossides

Mr. Rossides was a Senior Partner, Rogers & Wells LLP (now Clifford Chance US LLP) (1973-1993). He is a former Assistant Secretary of the United States Treasury Department (1969-1973). Mr. Rossides has been a director of the Company since 1989. Mr. Rossides, age 82, is Chairman of the Corporate Governance and Nominating Committee; he is also a member of the Audit Committee and the Executive Committee.

Each nominee is currently a director of the Bank.

Walter Feldesman, Esq., who served the Company as a director from 1975 to 2008, was elected by the Board of Directors to serve as Honorary Director at the pleasure of the Board of Directors at the 2008 Annual Meeting of Shareholders.

Reference is made to “Security Ownership of Directors and Executive Officers and Certain Beneficial Owners” on page 26 for information as to the nominees’ holdings of the Company’s equity securities.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Company’s Compensation Committee (the “Committee”) establishes and implements the Company’s compensation program for the named executive officers. The Committee also monitors how the Company follows that program, and how the program fits the Company’s compensation philosophy. Throughout this proxy statement, the individuals included in the Summary Compensation Table on page 12, are referred to as the “named executive officers”.

Compensation Philosophy

The Company believes that appropriate compensation should align the executive’s interests with those of shareholders and should not encourage management to take unreasonable or unnecessary risks, and that the period during which incentive compensation is earned should be more closely aligned with the length of time estimated to be needed in order to see whether or not the taking of risk has produced the intended beneficial result. The Company further believes that the incentive compensation should be reduced or eliminated if expected results are not achieved. The Committee evaluates compensation to ensure that the Company maintains its ability to attract and retain highly qualified and effective employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives.

The Committee believes that the most important factors in measuring the performance of its executive officers are asset quality, capital adequacy, earnings, liquidity and management. In arriving at compensation recommendations, numerous factors are taken into consideration and evaluated based on each officer’s level of responsibility with the Company. While current year performance against the immediately preceding year is among the factors considered, the consistency of performance over many years is also considered.

The Compensation Setting Process

The Committee makes all decisions regarding salary, non-equity incentive awards and equity awards for the Chief Executive Officer and the President. The Committee considers historical compensation levels, competitive pay practices at peer group companies, and the relative compensation levels among the Company’s named executive officers. The Committee may also consider industry conditions, corporate performance versus the peer group of companies, and the overall mix of compensation elements.

With regard to other executive officers, including other named executive officers, the Committee annually receives from the Chairman and Chief Executive Officer recommendations for salary, non-equity incentive awards and equity awards for the named executive officers and other executive officers. The Company’s management plays a significant role in the compensation process for named executive officers. The most significant aspects of management’s role in the compensation setting process are evaluating employee performance of the named executive officers, other than that of the Chief Executive Officer and the President, and recommending salary levels, non-equity incentive awards and equity awards. These recommendations are reviewed by the Committee and after discussion are ratified.

Compensation decisions are generally made in the first quarter of the fiscal year, although the compensation planning process neither begins nor ends with any particular Committee meeting.

Management works with the Committee chair in establishing the agenda for Committee meetings. At the request of the Committee, management also prepares meeting information for each Committee meeting. The Committee also receives information and advice from the Company’s independent compensation consultant described below under “Committee Advisors”. The Chief Executive Officer and the Chief Financial Officer also participate in Committee meetings at the Committee’s request.

American Recovery and Reinvestment Act of 2009

 On December 23, 2008, the Company issued preferred shares and a warrant to purchase its common shares to the United States Treasury (“Treasury”) as a participant in the Capital Purchase Program (“CPP”) under the Treasury’s Troubled Assets Relief Program (“TARP”). TARP CPP participants are required to agree to significant restrictions on executive compensation as a condition of the TARP CPP during the period in which the Treasury holds an equity position in the Company (the “CPP Covered Period”).

 On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 (“ARRA”) into law. ARRA created additional compensation-related limitations and required the Secretary of the United States Treasury to establish additional standards for executive compensation that will apply to the Company, given its participation in the TARP CPP during the CPP Covered Period. The ARRA standards will apply to the named executive officers of the Company. Under ARRA, the compensation restrictions include the following:

•

No Severance or Change in Control Payments. The ARRA standards prohibit severance payments resulting from termination of employment for any reason, or any payment due to a change in control, except for payments for services performed or benefits accrued. The ARRA standards also prohibit the payment of any tax gross-ups.

•

Recovery of Incentive Compensation if Based on Certain Material Inaccuracies. The ARRA standards contain a “clawback provision” in relation to any bonus or retention award and other incentive compensation paid to any of the Company’s named executive officers that is later found to have been based on materially inaccurate financial statements or other materially inaccurate measurements of performance.

•

No Compensation Arrangements That Encourage Earnings Manipulation. The ARRA standards prohibit the Company from entering into compensation arrangements that encourage manipulation of the reported earnings of the Company to enhance the compensation of any of the Company’s employees.

•

Limits on Incentive Compensation. The ARRA standards prohibit the payment or accrual of any bonus, retention award or incentive compensation to the Company’s named executive officers other than awards of long-term restricted stock that (i) do not fully vest during the CPP Coverage Period, (ii) have a value not greater than one-third of the total annual compensation of the employee and (iii) are subject to transfer restrictions based on the level of repayment of financial assistance received, and (iv) must be forfeited if the employee does not continue performing substantial services for at least two years from the date of grant, other than due to the employee’s death, disability or a change in control before the second anniversary of the date of grant. The prohibition on bonus, incentive compensation and retention awards does not preclude payments required under written employment contracts entered into on or prior to February 11, 2009.

•

Limit on Federal Income Tax Deductions. During the CPP Covered Period, the Company is prohibited from taking a federal income tax deduction for compensation paid to named executive officers in excess of $500,000 per year.

Committee Advisors

The Committee has the authority to hire and terminate any independent compensation consultants or advisors and approve their compensation. These consultants and advisors are engaged on behalf of the Committee and paid by the Company.

In 2008, 2009, and 2010, the Committee engaged Total Compensation Solutions, LLC (“TCS”) to design a peer group of companies based on asset size, geography, and similarity of business model. TCS is a consulting firm with expertise in executive compensation and benefits specializing in, among other areas, financial institutions including banks and thrifts. TCS will not do any compensation work for the Company except as authorized by the Committee. The Committee directed the Chief Financial Officer to coordinate with TCS and to provide any requested information to enable TCS to report to the Committee with the requested peer group compensation data. TCS provided a research report to the Committee regarding compensation at those companies.

Benchmarking

The Company does not set executive compensation levels by reference to specific benchmarks for comparable positions at an identified peer group of companies; rather, the Company uses information about the compensation programs of other financial institutions in or near a major metropolitan area in the Northeastern states with total assets between one half and three times the Company’s total assets (i.e., $1.0 and $6.0 billion) and/or having a similar business model to the Company’s as an information “market check” of compensation levels. Overall, the Committee’s focus in reviewing information about other financial institutions is to determine if compensation decisions that the Committee has made, in its discretion and in accordance with the Company’s overall compensation policies and practices, are consistent with the market. In light of the fact that the Committee does not establish compensation levels based on specific average or individual levels at other financial institutions, the actual compensation levels set by the Committee, in its discretion, may exceed or be lower than compensation levels at the other companies that the Committee considers.

The component companies that constituted the peer group for 2009 are as follows:

Brookline Bancorp – Brookline, MA

Center Bancorp – Morriston, NJ

Flushing Financial Corp. – Lake Success, NY

Harleysville National Corp. – Harleysville, NJ

Hudson Valley Holding Corp. – Yonkers, NY

Intervest Bancshares Corp. – New York, NY

Investors Bancorp – Short Hills, NJ

Kearny Financial Corp. –Fairfield, NJ

Oceanfirst Financial Corp – Toms River, NJ

Provident Financial Services – Jersey City, NJ

Provident NY Bancorp – Montebello, NY

Signature Bank – New York, NY

Smithtown Bancorp – Hauppauge, NY

Sun Bancorp – Vineland, NJ

Tompkins Financial – Ithaca, NY

Since 2008, four companies have been eliminated from the peer group: Willow Financial Bancorp (which was acquired by Harleysville National Corporation), USB Holdings (which was acquired by KeyCorp), Lakeland Financial, and Republic First Bank. Four companies were added to the group that meets the criteria of the peer group: Center Bancorp, Hudson Valley Holding Corp., Intervest Bancshares and Tompkins Financial.

Compensation Should Be Reasonable and Responsible

It is essential that the Company’s overall compensation levels be sufficiently competitive to attract and retain talented executives and motivate those executives to achieve superior results. At the same time, the Company and the Committee believe that compensation should be set at responsible levels. The Company’s executive compensation programs are intended to be consistent with the Company’s constant focus on enhancing shareholder value.

2009 Executive Compensation Components

For the fiscal year ended December 31, 2009, the principal components of compensation for named executive officers were: base salary; performance-based incentive compensation; and retirement and other benefits.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. During its review of base salaries for executives, the Committee primarily considers: market data provided by outside sources; internal review of the executive’s compensation, both individually and relative to other officers; and individual performance of the executive.

Performance-Based Incentive Compensation

The Committee worked with TCS to design a Short Term Executive Incentive Plan (the “Plan”) for 2009. The Plan was developed within the context of sound total compensation and reward principles and the EESA Section 111(b) and ARRA requirements, as described above. The purpose of the Plan is to provide key executives with short-term rewards and total compensation opportunities comparable to those executives with similar responsibilities in other banks, financial institutions and other comparable companies. The Plan is designed to attract and retain outstanding executive personnel by rewarding these senior executives for their contributions and commitment to the Company. The intent of the Plan is to focus participants on enhancing the long term value of the Company and nothing in the Plan is to be construed as encouraging participants to incur excessive or unnecessary risks to the Company’s assets or reputation.

In establishing the specific metrics for the Plan, the Committee will ensure that such metrics will not encourage participants to incur excessive or unnecessary risk. The measures and metrics for the 2009 Plan relate to:

•	Asset Quality
•	Capital Adequacy
•	Earnings
•	Liquidity
•	Management

The Committee, in consultation with the Chairman and CEO, annually will define the metrics. Given the restrictions on the payment of bonuses under ARRA, no targets were established for 2009 in relation to the Plan. In determining the performance under the Plan, the Committee in consultation with the Chairman and CEO shall consider actual overall performance, performance compared to history, and performance relative to applicable industry benchmarks as well as peer group performance in evaluating the Company’s performance against these metrics. The Committee or the Chairman and CEO, as applicable, may, as a secondary consideration, consider additional metrics including performance against pre-established objectives as well as subjective performance measures in determining these awards. The Plan allows the Committee to exercise discretion, provided that any exercise of such discretion shall not encourage unnecessary and excessive risk.

The participants in the Plan are the named executive officers and other executive vice presidents identified by the Committee. All of the named executives identified at the start of a given plan year are eligible to participate in the Plan for such year. The Committee shall, after the end of each plan year, determine if the Chairman and President shall receive an award under the Plan for that plan year and the amount of such award. For all other eligible participants, the Chairman and CEO shall, after the end of each plan year, recommend to the Committee for their ratification if each participant shall receive an award under the Plan for that plan year and the amounts of such awards. All such awards shall be subject to a maximum award amount for each position; 150% of salary for the Chairman and Chief Executive Officer, 125% of salary for the President and 75% of salary for executive vice presidents. In no event shall any participant receive an award for the plan year which exceeds the maximum for his or her position. No awards under the Plan shall be paid to any participant who, in the estimation of the Committee or Chairman and CEO, has caused the Company to incur excessive or unnecessary risk to its assets or reputation as a result of said participant’s action as an employee of the Company.

Awards shall be paid in whatever form the Committee decides is appropriate provided that all award payments to participants subject to TARP CPP shall comply with TARP CPP. Awards will be subject to a provision for recovery or clawback by the Company if the award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria in accordance with the TARP CPP. If an award is paid in restricted stock, the amount of such award will be calculated based on the market value of the Restricted Stock on the date the award is granted, and the terms of any award of restricted stock paid to a participant subject to the TARP CPP will comply with the TARP CPP. Generally, no award under the Plan shall be paid to any participant who is not actively employed on the date the award is made, except that in the event of retirement, death or disability, an award may be paid to a terminated participant, except as prohibited by TARP CPP.

The Plan shall be controlled, managed, and administered by the Committee or by such persons to whom the Committee may delegate its authority. During the period when TARP CPP is applicable to the Company, the Plan is intended to comply with, and shall be interpreted and administered in accordance with TARP CPP. Except as prohibited by TARP CPP, if a change in control occurs, the Plan will immediately pay out to each participant any unpaid awards from Plan Years prior to the change in control. In addition, except as prohibited by TARP CPP, the Plan will pay to each participant a prorated award for the Plan Year in which the change in control occurs. This award shall be equal to the participant’s maximum award prorated for the portion of the current plan year that has elapsed prior to the date of the change in control. For purposes of the Plan, a “change in control” shall be defined as it is in any applicable employment agreement, change in control severance agreement or change in control severance and retention agreement entered into by the executive and the Company, as described below under Employee Contracts and Change in Control Agreements.

In 2010, the Company made restricted stock grants to executive officers pursuant to the Plan that comply with the ARRA standards based on performance in 2009; the actual awards were made under the Stock Incentive Plan. These awards are described under “Restricted Stock Awards” below on page 10.

Incentive Compensation for 2007 and 2008 was determined under the Key Executive Incentive Bonus Plan (the “Incentive Plan”) first adopted by the Board of Directors in 2001 and approved by shareholders at the 2001 Annual Meeting of Shareholders, and reapproved at the 2006 Annual Meeting of Shareholders. The purpose of the Incentive Plan was to ensure that bonus payments made to certain key executive employees would be tax deductible to the Company under the Internal Revenue Code (the “Code”). Section 162(m) of the Code generally does not allow publicly held companies to obtain tax deductions for compensation of more than $1 million paid in any year to certain executive officers unless such payments are “performance-based” in accordance with the conditions specified under Section 162(m) and the related Treasury Regulations.

Equity Compensation

The Company’s stockholders approved the Stock Incentive Plan (“SIP”) at the 1992 Annual Meeting of Shareholders, with amendments approved by shareholders at the various Annual Meetings of Shareholders between 1995 and 2002. The SIP is intended to strengthen the Company’s ability to attract and retain directors and employees of high competence and to increase the identity of interest of such directors and employees with those of the Company’s shareholders. Under the SIP, the Committee may grant awards in the form of Incentive Stock Options (“ISO”), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), Non-Qualified Stock Options (“NQSO”), Stock Appreciation Rights, Restricted Stock, or a combination of these forms of awards.

On March 15, 2007, the Board of Directors granted non-qualified stock options under the SIP to certain officers at $17.99 per share, the closing price on March 15, 2007. Messrs. Applebaum and Robinson were the only named executive officers who were granted such options. The options become vested and exercisable five years after the date of grant. No other awards have been made under the SIP in 2008 or 2009. The exercise price for all stock awards is based on the closing price on the date of the grant. The Committee generally considers stock awards in the annual compensation review process. In making recommendations of stock awards, the Committee considers the impact of the expense of any such awards on the Company.

 On December 29, 2008, the Company amended certain provisions of the SIP in order to comply with Section 409A by providing that the purchase price of each share subject to a NQSO shall be such price as is determined by the Board of Directors on the date such NQSO is granted, but in no event shall it be less than the fair market value of a share on the date on which the NQSO is granted, and the fair market value shall be the closing price of a share on the date of the grant.

Retirement Plans

Qualified Plan. The Sterling Bancorp/Sterling National Bank Employees’ Retirement Plan (the “qualified plan”) is a defined benefit plan that covers eligible employees of Sterling Bancorp and Sterling National Bank and certain of its subsidiaries, who were hired prior to January 2, 2006. The qualified plan gives credit for credited service under terminated predecessor plans but provides, in substance, for a participant’s vested benefits under such plans to be offset against the benefits to be provided to the participant under the qualified plan. Accordingly, the retirement benefits for a continuing employee can be determined simply by reference to the provisions of the qualified plan. An employee becomes eligible for participation in the qualified plan upon the attainment of age 21 and the completion of one year of service. All contributions required by the qualified plan are made by the employers and no employee contributions are required or permitted.

Supplemental Plan. The Internal Revenue Code imposes compensation and benefit limits on the retirement benefits payable to highly compensated employees under a qualified plan. The Company has a Supplemental Executive Retirement Plan for designated employees (the “SERP”), which provides for supplemental retirement payments to such persons in amounts equal to the difference between retirement benefits such persons actually receive under the qualified plan and the amount such individuals would have received if such Internal Revenue Code limitations were not in effect. On December 29, 2008, the Company amended the SERP to comply with Section 409A.

Employment Contracts and Change in Control Agreements

The Company has agreements with Messrs. Cappelli and Millman providing for employment terms extending until December 31, 2014 and December 31, 2012, respectively. In addition to providing an annual base salary, a discretionary annual bonus as determined by the Committee, and allowing participation in the health and benefit plans available to other executives of the Company, these agreements contain severance provisions and change in control provisions. These agreements were entered into upon the recommendation of the Board’s Committee in 1993, and approved by the Board of Directors. They were amended and restated in 2002 and were further amended, solely to extend the term by one additional year, in February 2003, February 2004, March 2005, March 2006, March 2007, March 2008, March 2009, and March 2010.

The Company has change in control severance agreements with certain other officers, including Messrs. Tietjen and Applebaum, providing for severance payments if the officer is terminated by the Company without cause or by the executive for good reason within two years following a change in control. The Company has change in control severance and retention agreements with certain other officers, including Mr. Robinson. Upon the commencement of a transaction that could result in a change in control, Mr. Robinson agrees that he will not voluntarily leave the employ of the Company, other than for good reason, until such change in control occurs or such action is terminated or abandoned.

The employment and the change in control agreements provide for the payment of severance in the event of certain terminations and/or in connection with a change in control. A change in control generally includes such events as the acquisition of more than 20% of the outstanding common shares of the Company unless directly from the Company, a reorganization, merger or consolidation of the Company where Company shareholders hold less than 60% of the resulting company, a change in at least two-thirds of the Board of Directors, or the sale or disposition of all or substantially all of the assets of the Company. To retain the executive officers and ensure that executive officers can act in the best interests of the Company without distraction due to their personal employment situation, the Committee determined that certain severance payments were appropriate in the event of a change in control.

On December 29, 2008, the Company entered into amendments to compensatory arrangements with its executive officers. The amendments provide for certain changes which the Company believes are required to comply with, or be exempt from, the requirements of Section 409A, which governs non-qualified deferred compensation arrangements. Amendments to the employment agreements of Louis J. Cappelli and John C. Millman provide that the payment of severance will be made in a lump sum promptly following a qualifying termination of employment, both prior to and following a change in control and in the event of death or disability. In addition, the ability for the executive officers to terminate employment for any reason during the thirteen months following a change in control was removed, and the definition of “good reason” was narrowed. Amendments to the change in control severance agreements of John W. Tietjen, Howard M. Applebaum, and another executive officer remove the executive’s ability to terminate the employment for any reason during the thirteenth month following a change in control and narrow the definition of “good reason”. Amendments to the change in control and severance and retention agreements of Eliot S. Robinson and five other executive officers provide that the payment of severance if the executive is terminated during the termination period will be paid in a lump sum and narrow the definition of “good reason”.

 In addition, each senior executive officer signed an amendment to his or her employment contract or change in control agreement that complies with the terms of TARP CPP. These amendments are discussed in detail in “American Recovery and Reinvestment Act of 2009” on page 5 of this proxy statement.

These severance arrangements are discussed in detail in “Potential Payments upon Termination or Change in Control,” beginning on page 16 of this proxy statement.

Perquisites and Other Personal Benefits

The Company provides the named executive officers with benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program. The Company and the Committee believe that these benefits are beneficial to the Company in attracting and retaining qualified executives.

 On August 6, 2009, the Committee adopted an Excessive or Luxury Expenditure Policy to fulfill the requirement under ARRA that each recipient of funds under TARP CPP have in place a company-wide policy regarding excessive or luxury expenditures. The policy specifies that the Company prohibits excessive or luxury expenditures on entertainment and events, office or facility renovations, aviation or other transportation services, or other activities or events that are not reasonable expenditures for conferences, staff development, reasonable performance incentives or other similar measures conducted in the normal course of the Company’s business operations. This policy is in addition to and supplements the Company’s policy on travel and entertainment expenses.

Tax and Accounting Implications

In determining executive compensation, the Committee takes into consideration the deductibility of executive compensation under Section 162(m) of the Code that provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. This treatment is modified further by the Company’s participation in the TARP CPP as described under “American Recovery and Reinvestment Act of 2009” on page 5 of this proxy statement. The Company believes that the compensation paid to the named executive officers for 2009 was fully deductible for federal income tax purposes up to the TARP deduction limit of $500,000, although the restricted stock grants made in March 2010 do not qualify as performance-based compensation for purposes of Section 162(m).

2010 Compensation Actions

Base Salary Increases. The Committee approved base salary increases for the Company’s named executive officers effective January 1, 2010, consistent with the Committee’s historical practice of increasing base salary in the first quarter of the year retroactive to January 1 of that year. The increases rewarded the successful efforts of the Company’s senior management in maintaining the Company’s financial stability through a severe economic downturn without suffering a net quarterly or annual loss. The salary increases partially offset the substantial decrease in cash compensation resulting from the TARP restrictions. The Committee increased named executive officers’ base salaries in order to fairly compensate the named executive officers for their performance.

In setting the base salary increases, the Committee based its decisions on the application of quantitative and qualitative reviews of executive performance the Company’s overall performance in 2009 and the contribution to that performance of each of the executive officers. In determining salaries for 2010, the Committee also took into consideration the applicable TARP CPP restrictions on bonus compensation. The base salary increases also took into account the restricted stock grant in March 2010 described below under “Restricted Stock Awards”, however, the 2010 salary plus the value of the restricted stock grants in 2010 are less than the 2008 and 2009 cash compensation for Messrs. Cappelli and Millman, and are roughly equivalent to the 2008 cash compensation for the other named executive officers.

Salary levels are considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit-based increases to salaries of the Chief Executive Officer and the President are based on the Committee’s assessment of the individual’s performance. In fiscal year 2010, the Committee awarded salary increases of $147,352 and $65,840 to the Chief Executive Officer and the President, respectively, who each waived the cost of living adjustment as provided under their employment agreements. For the other named executive officers, the Chief Executive Officer and the President recommend salary increases based upon the performance review process for approval by the Committee. On the recommendation of the Chief Executive Officer and the President, salary increases for fiscal year 2010 of $17,816, $22,344, and $16,503 were ratified by the Committee for Messrs. Tietjen, Applebaum, and Robinson, respectively.

Restricted Stock Awards. At the same time as it set the increased base salary levels for 2010, the Committee recommended restricted stock awards be granted to the executive officers based on 2009 performance. These were incentive awards of restricted stock, compliant with the TARP restrictions on incentive compensation. On March 25, 2010, the Board of Directors granted restricted shares to the executive officers pursuant to the Sterling Bancorp Stock Incentive Plan, consistent with the requirements of the TARP Interim Final Rule. The shares will vest 50%, 25% and 25% on the second, third and fourth anniversaries of the grant date, subject to (1) accelerated vesting upon death, disability and change in control and (2) continued vesting upon retirement after the second anniversary of the grant date subject to compliance with a non-compete. The restricted stock will be transferable in 25% increments in accordance with the Company&#65533;s repayment of the TARP CPP funds. The restricted shares were issued at $9.23 per share, the closing price on the date of the grant. The number of restricted shares granted to Messrs. Cappelli, Millman, Tietjen, Applebaum and Robinson was 21,939, 9,458, 2,215, 2,876 and 2,003 shares, respectively. The value of the stock grants based on the $9.23 per share price was $202,500, $87,300, $20,475, $26,550 and $18,495, respectively. The restricted stock grants were made pursuant to the Plan based on performance in 2009, although the actual awards were made under the SIP.

The Committee granted these awards to further align the interests of the Company’s executive officers with those of our shareholders. The size of the grants also took into account the salary increases to named executive officers described under “Base Salary Increase” above. The Committee did not use any formulaic method to set the size of the TARP-compliant restricted stock awards. Those award decisions were based on the Committee’s appraisal of 2009 performance against the following metrics, and taking into account each named executive officer’s contribution to such metrics:

•	Asset Quality
•	Capital Adequacy
•	Earnings
•	Liquidity
•	Management

No equity compensation was awarded to the named executive officers or any other employees during fiscal year 2009.

Status of 2010 Goals

In considering the establishment of targets for 2010 performance, the Committee discussed the continuation of the unusual economic environment and possible ramifications in establishing specific targets for 2010. Based on this evaluation, the Committee reaffirmed its decision to consider the financial performance metrics outlined in the Plan: asset quality, capital adequacy, earnings, liquidity and management.

The Committee further decided that setting specific 2010 performance measures at this time was not appropriate in light of the unusual economic climate, as well as the Board and management’s decision to raise capital which was achieved on March 19, 2010. The Committee considered the potential impact on earnings in 2010 following the capital raise completed on March 19, 2010, as the Company and management seeks to redeploy the Company’s increased capital base into appropriate earnings asset categories.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Louis J. Cappelli	2009	823,157	—	—	—	1,875,091	49,397	2,747,645
Chairman of the Board and	2008	798,446	—	—	450,000	2,010,245	42,945	3,301,636
Chief Executive Officer,	2007	770,270	—	—	450,000	1,444,020	39,665	2,703,955
Sterling Bancorp
Chairman of the Board,
Sterling National Bank

John C. Millman	2009	509,181	—	—	—	340,773	152,153	1,002,107
President,	2008	494,354	—	—	194,000	700,194	115,450	1,503,998
Sterling Bancorp	2007	476,909	—	—	194,000	437,788	156,727	1,265,424
President and Chief Executive Officer,
Sterling National Bank

John W. Tietjen	2009	277,725	—	—	—	101,740	53,067	432,532
Executive Vice President and	2008	264,500	45,500	—	—	143,480	48,690	502,170
Chief Financial Officer,	2007	249,500	45,500	—	—	102,781	38,110	435,891
Sterling Bancorp
Executive Vice President,
Sterling National Bank

Howard M. Applebaum	2009	309,618	—	—	—	41,316	23,501	374,435
Senior Vice President,	2008	300,600	59,000	—	—	90,578	25,340	475,518
Sterling Bancorp	2007	290,000	59,000	38,000	—	47,134	36,890	471,024
Executive Vice President,
Sterling National Bank

Eliot S. Robinson	2009	278,203	—	—	—	102,870	—	381,073
Executive Vice President,	2008	270,100	41,100	—	—	112,168	—	423,368
Sterling National Bank	2007	260,500	41,100	38,000	—	67,324	—	406,924

(2)	These columns reflect the aggregate grant date fair value of stock awards and stock options. No stock option awards were made in 2008 or 2009.

(3)

The amount in this column represents the increase in the total lump sum pension benefit value (qualified and non-qualified) from year to year. This also includes a decrease of $6,013 in Mr. Applebaum’s pension benefit value as a result of his election of a joint and survivor annuity as opposed to a lump sum distribution.

(4)

The amount in this column represents the annual premium paid for executive life insurance. The amount for Mr. Millman includes $11,040 of incremental cost for the personal use of a corporate car. Pursuant to their employment contracts, Messrs. Cappelli and Millman are entitled to the use of an automobile for business use, and in the case of Mr. Cappelli, the use of a driver for business purposes. Messrs. Cappelli and Millman are entitled to reimbursement for ordinary and necessary business expenses, memberships and use of clubs as a source of business origination and maintenance of customer relationships for the Company, and travel and entertainment incurred in the performance of their duties. Since the club memberships are used only for business entertainment, the Company does not consider the cost of the memberships to be perquisites. For business purposes, Mr. Cappelli has the use of an apartment located near the Company’s headquarters (which costs the Company $41,529 annually). While he may occasionally make personal use of the apartment, there is no incremental cost to the Company. The incremental cost of Mr. Cappelli’s perquisites in 2009 (consisting of personal use of the car and driver) was less than $10,000. The amount for Mr. Applebaum includes $2,000 for executive health expenses. Mr. Cappelli’s other compensation for 2008 was corrected to include $7,625 of additional executive life insurance (mutual benefit exchange).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR FISCAL YEAR 2009

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Option Exercise Price ($)	Option Expiration Date(3)
Louis J. Cappelli	2/11/00	142,930	0		6.94	2/11/10
	2/6/02	47,250	0		14.60	2/6/12
	Total	190,180	0

John C. Millman	2/6/02	37,800	0		14.60	2/6/12
	Total	37,800	0

John W. Tietjen	2/11/00	39,438	0		6.94	2/11/10
	2/6/02	30,944	6,856		14.60	2/6/12
	Total	70,382	6.856

Howard M. Applebaum
	2/6/02	18,900	0		14.60	2/6/12
	3/22/05	10,500	0		26.94	3/22/15
	3/15/07	0	10,000	*	17.99	3/15/17
	Total	29,400	10,000

Eliot S. Robinson
	2/11/00	11,434	0		6.94	2/11/10
	2/6/02	14,175	0		14.60	2/6/12
	3/22/05	10,500	0		26.94	3/22/15
	3/15/07	0	10,000	*	17.99	3/15/17
	Total	36,109	10,000

____________

(1)

On December 15, 2005, the Committee approved the accelerated vesting and exercisability of all unvested and unexercisable stock options to purchase common shares of the Company held by directors or officers on December 19, 2005. Management proposed the acceleration of vesting to eliminate the impact of adopting FAS 123R, Share-Based Payments on the consolidated financial statements with respect to existing options. As a result, options to purchase 223,913 common shares, which would otherwise have vested and become exercisable from time to time over the next four years, became fully vested and immediately exercisable as of December 19, 2005. The number of shares and exercise prices of the options subject to acceleration were unchanged. In order to limit unintended personal benefits, the Committee imposed transfer restrictions on any shares received by an optionee upon exercise of an accelerated option before the earliest date on which, without such acceleration, such option would have been vested and exercisable in respect of such shares. Such transfer restrictions will expire on the earlier of such earliest date or the date of the optionee’s death.

(2)

The options shown in this column are fully vested, except as marked with an “*”. Additional information regarding options, including restrictions on exercise, is provided in Note 19 of the financial statements filed with the Company’s Annual Report on Form 10-K for fiscal year 2009.

(3)	The options with an expiration date of February 11, 2010 were exercised by Mr. Tietjen on January 11, 2010, Mr. Cappelli on January 19, 2010 and Mr. Robinson on February 4, 2010.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Louis J. Cappelli	0	0	0	0
John C. Millman	0	0	0	0
John W. Tietjen	0	0	0	0
Howard M. Applebaum	12,003	27,967	0	0
Eliot S. Robinson	12,003	33,069	0	0

PENSION BENEFITS FOR FISCAL YEAR 2009

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year
Louis J. Cappelli	Sterling Bancorp/Sterling National Bank	57.83	94,047	79,038
	Employees’ Retirement Plan(2)
	Sterling Bancorp/Sterling National Bank	57.83	16,724,291	0
	Supplemental Pension Benefit Plan
John C. Millman	Sterling Bancorp/Sterling National Bank	32.25	1,389,842	32,090
	Employees’ Retirement Plan (3)
	Sterling Bancorp/Sterling National Bank	32.25	4,080,151	0
	Supplemental Pension Benefit Plan
John W. Tietjen	Sterling Bancorp/Sterling National Bank	20.00	749,339	27,474
	Employees’ Retirement Plan (4)
	Sterling Bancorp/Sterling National Bank	20.00	332,965	0
	Supplemental Pension Benefit Plan
Howard M. Applebaum	Sterling Bancorp/Sterling National Bank	16.50	262,255	0
	Employees’ Retirement Plan
	Sterling Bancorp/Sterling National Bank	16.50	149,040	0
	Supplemental Pension Benefit Plan
Eliot S. Robinson	Sterling Bancorp/Sterling National Bank	15.00	687,501	0
	Employees’ Retirement Plan
	Sterling Bancorp/Sterling National Bank	15.00	0	0
	Supplemental Pension Benefit Plan

____________

(1)

Present value of accumulated benefits is based on a 6.00% discount rate and the RP-2000 Mortality Table projected to 2017 for annuitants and to 2025 for nonannuitants using Scale AA. The Supplemental Plan amounts shown are based on the option elected using a 40/60 blend of GATT/PPA assumptions. The blended segment rates are 3.21%, 5.19%, and 5.67%, applicable to cash flows for 0-5, 5-20, and 20+ years, respectively.

(2)

Mr. Cappelli is in receipt of his benefit from the qualified plan. He received a lump sum distribution upon his benefit commencement in 2002. The amounts shown above in the last two columns represent the present value of his continued annual accruals in the qualified plan valued under the elected option.

(3)

Mr. Millman is receiving a monthly benefit from the qualified plan effective September 1, 2009. The benefit will be increased for continued annual accruals. The amounts shown above in the last two columns represent the present value of his benefit under the qualified plan valued under the elected option.

(4)

Mr. Tietjen is receiving a monthly benefit from the qualified plan effective August 1, 2009. The benefit will be increased for continued annual accruals. The amounts shown above in the last two columns represent the present value of his benefit under the qualified plan valued under the elected option.

Material Terms of Pension Benefits

 The Bank maintains a qualified and a non-qualified retirement plan for employees of the Bank. Employees of the affiliates are covered under a 401(k) savings plan with an employer match. The Bank employees are also in the 401(k) plan, but do not receive the match. The qualified plan is funded by a trust and covers substantially all regular employees of the Bank. Employees hired before January 2, 2006 who had attained age 21 became members of the plan on the January 1st or July 1st following one year of employment. All other Bank employees are not covered by the retirement plan, but do participate in the 401(k) plan and receive an employer match. Service for purposes of vesting and eligibility (“Vesting Service”) begins at date of employment. Service for purposes of the amount of the retirement benefit (“Credited Service”) begins at date of membership. Employees are fully vested in their accrued retirement benefit once they earn five years of Vesting Service. Employees do not contribute to the plan and Bank contributions are determined on an actuarial basis.

 Under the Sterling Bancorp/Sterling National Bank Employees’ Retirement Plan (“the qualified plan”), normal retirement is age 65. Benefits under the plan are calculated under a defined formula based on years of Credited Service and final average compensation (excluding bonuses, commissions and other special pay). An employee’s final average compensation is based upon the employee’s average annual earnings during the 60 consecutive months out of the 240 consecutive months before retirement in which such earnings were the highest. The normal form of payment is a life annuity with 120 monthly payments guaranteed or a 50% joint and survivor annuity depending on the employee’s marital status when payments begin. Benefits accrued as of December 31, 1984 were assumed by the John Hancock Insurance Company in a termination/re-establishment of the plan. All benefits provided under the plan are net of any benefit accrued as of December 31, 1984.

 The annual normal retirement benefit is equal to the sum of (a) and (b) below multiplied by years of Credited Service and reduced by (c):

a.	1.2% of final average compensation
b.	0.3% of final average compensation in excess of $8,000
c.	The accrued benefit under the prior plan as of December 31, 1984

Retirement prior to age 65 is permitted (“Early Retirement”) if the employee has attained age 50 with 20 years of Vesting Service when their employment ends. If the employee was a member of the prior plan on December 31, 1984, Early Retirement eligibility is age 55 with 10 years of Vesting Service. Early Retirement Benefits are based on the same formula as normal retirement, except that if payments begin prior to age 65, the benefit is reduced actuarially to reflect the longer period of time for which payments are expected to be made. Employees are permitted under the qualified plan to continue working after the normal retirement age of 65. An employee who defers retirement may elect to have retirement benefits commence at age 65, any month thereafter or upon actual retirement.

Various optional forms of payment are available upon retirement including a single life annuity, 10-year certain and life annuity and 50%, 75% and 100% joint & survivor annuities. All optional forms are calculated as the actuarial equivalent of the normal form of payment.

 To the extent benefits payable under the qualified plan are limited by Section 415(b) of the Internal Revenue Code, the amount that cannot be paid from the qualified plan is paid from the Sterling Supplemental Pension Benefit Plan (“the SERP”). The SERP also pays benefits that cannot be paid from the qualified plan due to Section 401(a)(17) limitations for members of the select management group only. The eligibility, service and commencement provisions of the SERP mirror those of the qualified plan. Benefits under the SERP are based on the same formula as the qualified plan, except that for purposes of the final average compensation calculation, bonuses are considered pensionable pay. Optional forms under the SERP are the same as the qualified plan, except that a lump sum is also available.

Potential Payments upon Termination or Change in Control

In accordance with the agreements described above under “Employment Contracts and Change in Control Agreements”, payments will be due to the named executive officers upon certain termination or change in control events. The amount due to each named executive officer varies depending upon the terms of his contract, his tenure and compensation history with the Company, and the type of triggering event.

 As further discussed above under “American Recovery and Reinvestment Act of 2009”, ARRA includes a prohibition on payments to a senior executive officer or any of the next five most highly compensated employees upon termination of employment, or upon a change in control (other than payments for services performed or benefits accrued) during the CPP Covered Period.

Upon termination due to death or disability, Messrs. Cappelli and Millman, are each entitled to his monthly base salary for 6 months following the date of termination in the case of death, and 50% of his base salary for 6 months in the case of termination due to disability. Upon termination due to death, Mr. Cappelli would be entitled to $485,254 and upon termination due to disability, Mr. Cappelli would be entitled to $242,627. Upon termination due to death, Mr. Millman would be entitled to $283,325 and upon termination due to disability, Mr. Millman would be entitled to $141,663. If Messrs. Cappelli or Millman is terminated by the Company without cause or resigns for good reason, they are each entitled to (i) receive a lump sum severance payment equal to his base salary through the end of his employment term described above, (ii) a pro rata bonus for the year of termination (based on the highest annual bonus earned in the preceding three fiscal years), (iii) the continuation of health and other welfare benefits until the contract expiration date, and (iv) the full amount due under any profit-sharing or similar plan calculated as if the executive was terminated on the last day of the calendar year. If Messrs. Cappelli or Millman is terminated without cause or resigns for good reason within two years following a change in control, he is entitled to, among other things, a cash payment in an amount equal to the severance payments described in clauses (i), (ii), and (iv) of the preceding sentence, the continuation of benefits described in clause (iii) of the preceding sentence, and a cash payment equal to three times the executive’s highest annual bonus earned during the three fiscal years preceding the date of termination. In addition, the executive will be entitled to the present value of the benefits he would have been entitled to under the Company’s retirement and supplemental retirement plans, as well as continuation of his life and health insurance plans, for the remaining term of his employment agreement. Upon such termination after a change in control, the severance payment described in clause (i) above will be paid to Messrs. Cappelli and Millman in a lump sum in an amount equal to the base salary that would have been payable to him for the longer of the remaining term of his employment agreement or 36 months.

If terminated by the Company without cause or by the executive for good reason within two years following a change in control, Messrs. Tietjen and Applebaum are entitled to lump sum payments equal to two times the annual base salary of the executive, a pro rata bonus for the year in which the termination occurred, two times the highest annual bonus earned by the executive during the three fiscal years preceding termination, and the present value of the benefits the executive would have been entitled to under the Company’s retirement and supplemental retirement benefit plans if his employment had continued for two years. In addition, the executive will be entitled to continuation of his medical, insurance, and other welfare benefits for two years after termination. These agreements can be cancelled by the Company upon three years notice but continue for two years after a change in control that occurs during the term of the agreement.

If within one year following a change in control Mr. Robinson’s employment is terminated, the Company will pay Mr. Robinson a lump sum cash severance amount equal to his highest annual base salary during the 12-month period immediately prior to termination. If Mr. Robinson remains employed for one year after a change in control, the Company will pay him a retention bonus equal to his highest annual base salary during the period commencing one year prior to a change in control and ending on the date of payment of the retention bonus.

In the event that any compensation payments made to, or benefits provided to, Messrs. Cappelli, Millman, Tietjen, and Applebaum in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code (“IRC Section 4999”), the Company will provide a gross-up payment in an amount such that, after withholding for or payment of all federal, state, and local income, and excise taxes, and any penalties and interest on the gross-up payment, the remaining amount is equal to the IRC Section 4999 excise tax on the compensation payments; provided, however, that if Messrs. Tietjen and Applebaum would not be subject to the excise tax if their payments and benefits were reduced by up to 5%, their payments and benefits will be so reduced and they will receive no gross-up.

Under ARRA, the compensation standards discussed on page 5 of this proxy statement prohibit severance payments resulting from termination of employment for any reason, or any payment due to a change in control, except for payments for services performed or benefits accrued during the CPP Covered Period, and prohibit the payment of tax gross-ups.

The Compensation Committee

Committee Members and Independence. Henry J. Humphreys (chair), Allan F. Hershfield, and Fernando Ferrer are the members of the Committee. Each member of the Committee qualifies as an independent director under New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines.

Role of Committee. The Committee operates under a written charter adopted by the Board of Directors. The charter was amended on February 12, 2009 to reflect the requirement of the TARP CPP and on March 3, 2010 to reflect the requirements of ARRA. See “American Recovery and Reinvestment Act of 2009”. A copy of the charter is available at www.sterlingbancorp.com under Investor Relations – Governance – Compensation Committee Charter. The fundamental responsibilities of the Committee are:

•	to adopt, review, and refine an executive compensation philosophy and guiding principles that reflect the Company’s mission, values, and long-term strategic objectives;

•	to administer the Company’s executive compensation programs in a manner that furthers strategic goals and serves the interests of shareholders;

•	to establish compensation-related performance objectives under the Incentive Plan for executive officers that support the Company’s strategic plan;

•	to evaluate the job performance of the Chief Executive Officer and the President in light of those goals and objectives;

•	to determine the total compensation levels of the senior executive officers and to allocate total compensation among the various components of executive pay;

•	to administer the Company’s equity compensation and incentive compensation plans;

•	to make recommendations to the Board of Directors regarding equity-based and incentive compensation plans;

•	to make recommendations regarding succession plans for executive officers;

•	to recommend to the Board of Directors the compensation arrangements with non-employee directors; and

•	to determine that the Company’s compensation arrangements do not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of the Company.

Committee Meetings. The Committee meets as often as necessary to perform its duties and responsibilities. The Committee held six meetings during fiscal year 2009 and has held two meetings so far during fiscal year 2010. The Committee typically meets with the Chief Executive Officer and with the Chief Financial Officer, where appropriate, and with outside advisors. The Committee regularly meets in executive session without management.

The Committee receives and reviews materials for each meeting. These materials include information that management believes will be helpful to the Committee as well as materials that it has specifically requested. Depending on the agenda for the particular meeting, these materials may include:

•	financial reports on year-to-date performance versus budget and compared to prior year performance;

•	calculations and reports on levels of achievement of individual and corporate performance objectives;

•	reports on the Company’s strategic objectives and budget for future periods;

•	reports on the Company’s current year performance versus a peer group of companies;

•	information on the executive officers’ stock ownership and option holdings;

•	information regarding equity compensation plan dilution;

•	estimated grant-date values of stock options (using the Black-Scholes valuation methodology);

•

tally sheets setting forth the total compensation of the named executive officers, including base salary, cash incentives, equity awards, perquisites and other compensation and any amounts payable to the executives upon voluntary or involuntary termination, early or normal retirement, or following a change in control of the Company; and

•	information regarding compensation programs and compensation levels in the peer group of companies identified by compensation consultants.

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee, Messrs. Humphreys, Hershfield, and Ferrer is, or has been, an officer or employee of the Company, and each has been determined by the Board to be independent under the rules of the Securities and Exchange Commission and the New York Stock Exchange. See “Corporate Governance Practices – Director Independence”.

COMPENSATION COMMITTEE REPORT

As required by ARRA, the Compensation Committee met with the senior risk officer of the Company to discuss and evaluate the Company’s employee compensation plans to ensure that such compensation plans do not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of the Company.

As required under ARRA, the Compensation Committee certifies that:

(1)	it has reviewed with the senior risk officer of the Company the named executive officer compensation arrangements and has made all reasonable efforts to ensure that these plans do not encourage named executive officers to take unnecessary and excessive risks that threaten the value of the Company;

(2)	it has reviewed with the senior risk officer of the Company the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

(3)	it has reviewed the employee compensation plans to determine that these plans do not include any features that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Dated: March 24, 2010

HENRY J. HUMPHREYS, CHAIR	FERNANDO FERRER	ALLAN F. HERSHFIELD

Meetings and Attendance of Directors; Certain Committees; Corporate Governance Practices; Fees

During the year ended December 31, 2009, the Board of Directors of the Company held five regularly scheduled meetings. In addition, various committees of the Board met at regular meetings. No director attended fewer than 75% of the meetings he was required to attend.

The Company has standing Audit, Compensation, Corporate Governance and Nominating, Executive, and Retirement Committees.

Audit Committee. The members of the audit committee (the “Audit Committee”) are Messrs. Adamko (chair), Humphreys, Lazar, and Rossides. The Audit Committee held four meetings during the year ended December 31, 2009. In carrying out its responsibilities, the Audit Committee engaged Crowe Horwath LLP as the Company’s independent registered public accounting firm for 2009. The Board has determined that each of the members of the Audit Committee is “independent” as that term is defined in the applicable New York Stock Exchange (the “NYSE”) listing standards and regulations of the Securities and Exchange Commission (the “SEC”) and all members are financially literate as required by the applicable NYSE listing standards. In addition, the Board has determined that at least one member of the Audit Committee has the financial expertise required by the applicable NYSE listing standards and is an “Audit Committee Financial Expert” as defined by applicable standards of the SEC. The Board has designated the Audit Committee chairman, Mr. Adamko, as an Audit Committee Financial Expert.

Compensation Committee. The members of the compensation committee (the “Compensation Committee”) are Messrs. Humphreys (chair), Ferrer, and Hershfield. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined by the applicable NYSE listing standards. The Compensation Committee reports to the Board on issues concerning executive officer compensation, including the relationship between compensation and performance and the measures of performance to be considered, and concerning the compensation and other key terms of employment agreements. (See “Compensation Discussion and Analysis” beginning on page 4 of this proxy statement). The Compensation Committee held six meetings during the year ended December 31, 2009.

Corporate Governance and Nominating Committee. The members of the corporate governance and nominating committee (the “Corporate Governance and Nominating Committee”) are Messrs. Rossides (chair), Abrams, and Humphreys. The Board has determined that all of the members of the Corporate Governance and Nominating Committee are “independent” as the term is defined by the applicable NYSE listing standards. The Corporate Governance and Nominating Committee evaluate the following criteria, as set forth in the Company’s Corporate Governance Guidelines, in making recommendations to the Board of Directors for director nominees:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	ability and willingness to commit adequate time to Board of Directors and committee matters;

•

the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial, and responsive to the needs of the Company; and

•	diversity of viewpoints, background, experience, and other demographics.

The Corporate Governance Guidelines affirm that the Board seeks members from diverse professional backgrounds who encompass a broad range of skills, expertise, industry knowledge, diversity of opinion and contacts relevant to the Company’s business. The Board considers diversity of viewpoints, background, experience and other demographics in indentifying nominees. There is no formal process for implementing this policy.

The Corporate Governance and Nominating Committee recommended, and the Board of Directors approved, fixing the number of directors at 10 at a meeting of the Board of Directors held on November 4, 2009, and Ms. Carolyn Joy Lee was elected to the Board of Directors at that meeting. The Committee will evaluate, using the above mentioned criteria, nominees for director submitted by shareholders pursuant to the procedure outlined under “2011 Annual Meeting” on page 29 of this proxy statement.

The Corporate Governance and Nominating Committee held three meetings during the year ended December 31, 2009.

Retirement Committee. The members of the retirement committee (the “Retirement Committee”) are Messrs. Cappelli (chair), Millman, Hershfield, Tietjen, and Ms. Mindy Stern (Senior Vice President, Human Resources Director). The Retirement Committee is an administrative committee that meets periodically to review applications submitted by plan members for distribution under the Company’s Retirement Plan and any amendments to the Retirement Plan. The Retirement Committee also serves as the Fiduciary for the Company’s 401(k) Plan. The Retirement Committee held three meetings during the year ended December 31, 2009.

Executive Committee. The members of the executive committee (the “Executive Committee”) are Messrs. Cappelli (chair), Millman, Adamko, Humphreys, and Rossides. The Executive Committee has the authority to act on most matters that the full Board of Directors could have acted on during intervals between Board meetings. The Executive Committee did not meet during the year ended December 31, 2009.

All of the directors on the slate were in attendance at the 2009 Annual Meeting of Shareholders except for Ms. Carolyn Joy Lee who was elected to the Board of Directors at a meeting of the Board of Directors held on November 4, 2009. There is no corporate policy concerning Board members’ attendance at annual shareholder meetings.

Corporate Governance Practices

The Board of Directors has long been committed to sound and effective corporate governance practices.

The Company’s management has closely reviewed, internally and with the Board of Directors, the provisions of the Sarbanes-Oxley Act of 2002, the related SEC rules, and the NYSE corporate governance listing standards regarding corporate governance policies and procedures. As a result of this review process, the Board of Directors determined that it was not necessary to modify the charter of the Audit Committee. The Compensation Committee charter was amended to add references to its role as required under the Capital Purchase Program. The Corporate Governance and Nominating Committee Charter and the Corporate Governance and Nominating Committee Guidelines were amended in February 2010 to reflect the Board of Directors’ role in the risk management process and the process for consideration of candidates recommended by the Company’s shareholders. The Board of Directors continues to monitor guidance from the SEC, the NYSE, and other relevant agencies regarding corporate governance procedures and policies and will continue to assess these charters to ensure full compliance with the applicable requirements.

Director Independence. A majority of the members of the Board of Directors have historically been independent and key committees are comprised solely of independent directors in accordance with applicable SEC and NYSE rule requirements. The Board of Directors has determined that a majority of the current directors are “independent” as that term is defined by applicable SEC and NYSE rules. These independent directors are:

Robert Abrams

Joseph M. Adamko

Fernando Ferrer

Allan F. Hershfield

Henry J. Humphreys

Robert W. Lazar

Carolyn Joy Lee

Eugene T. Rossides

In the process and at the time of evaluating the independence of the directors, the Board considered all relevant transactions, relationships and arrangements. Specifically, the Board considered transactions or relationships in which the director, either individually or through an affiliated entity, had or has a customer relationship with the Bank and its subsidiaries in the ordinary course of the Bank’s business at terms and conditions not more favorable than those afforded by the Bank and its subsidiaries to other similarly situated customers. In each case the Board concluded, in light of the applicable SEC and NYSE rule requirements, that the transaction or relationship does not rise to the level such that it could reasonably be deemed to impair the director’s exercise of independent judgment and autonomy in carrying out the duties and responsibilities of a director.

Code of Ethics. In November 2003, the Board of Directors adopted a Code of Ethics for the Company’s Board of Directors, officers, and employees in order to promote honest and ethical conduct and compliance with the laws and governmental rules and regulations to which the Company is subject. All directors, officers, and employees of the Company are expected to be familiar with the Code of Ethics and to adhere to its principles and procedures.

Corporate Governance Guidelines. The Board of Directors adopted a comprehensive set of Corporate Governance Guidelines on November 21, 2003. These guidelines address a number of important governance issues including director independence, criteria for Board membership, dealings of the Board in executive session, expectations regarding attendance and participation in meetings, authority of the Board of Directors and committees to engage outside independent advisors as they deem appropriate, succession planning for the Chief Executive Officer, and annual Board evaluation. The non-management directors designate the director who will preside at the executive sessions.

The Company’s Bylaws provide that the Chairman of the Board shall be the Chief Executive Officer of the Company. The Board of Directors believes that the position of Chairman of the Board and Chief Executive Officer should be held by the same person because this combined role has served the Company well for many years and continues to provide strong and consistent leadership.

The Corporate Governance and Nominating Committee will consider nominations submitted by shareholders in accordance with the procedures set forth in the Company’s Bylaws, as described on page 19. Such nominations will be evaluated in accordance with criteria for director selection described in the Corporate Governance Guidelines.

On February 12, 2010, the Corporate Governance and Nominating Committee amended the Corporate Governance Guidelines to clarify the Board of Directors’ oversight function in reviewing the Company’s risk management process. The Corporate Governance Guidelines were amended to specify that the Board of Directors shall regularly review risk management issues, including identification of risks and methods of risk monitoring and assessment and that management shall periodically present to the Board of Directors its evaluation of identified risks and mitigation strategies.

Transactions with Related Persons. The Board of Directors has approved a “Related Person Transaction Policy” that covers any transactions in which (i) the Company or a subsidiary is a participant, (ii) the aggregate amount involved exceeds $120,000, and (iii) any “Related Person” has a direct or indirect material interest. A “Related Person” is any director or executive officer of Company, any nominee for director, any shareholder owning an excess of 5% of the total equity of Company, and an “immediate family member” of any such person.

In deciding whether to approve or ratify any Related Person Transaction, the Board of Directors, a committee thereof, or a designated director, are to consider the following factors, to the extent relevant to the transaction:

•	whether the terms of the transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a Related Person;

•	whether there are business reasons for the Company to enter into the Related Person Transaction;

•	whether the Related Person Transaction would impair the independence of an outside director; and

•

whether the Related Person Transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or Related Person, the direct or indirect nature of the director’s, executive officer’s or Related Person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Board of Directors or committee deems relevant.

All transactions subject to the Related Person Transaction Policy must be approved or ratified by the Board of Directors. If the transaction involves a Related Person who is a director or an immediate family member of a director, such director may not participate in the deliberations or vote respecting such approval or ratification, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Board of Directors that considers such transaction. In the discretion of the Board of Directors, the consideration of such transaction may be delegated to a committee of the Board of Directors. In the event management determines it is impractical or undesirable to wait until a Board of Directors or committee meeting to approve a Related Person Transaction, the chair of the committee may review and approve the transaction in accordance with the criteria set forth herein.

The Company is not aware of any Related Person Transaction or contemplated Related Person Transaction in 2009.

Procedures for Communications to the Board of Directors, Audit Committee, and Non-Management Directors. The Board of Directors has adopted procedures for the Company’s shareholders and other interested parties to communicate regarding (i) accounting, internal accounting controls, or auditing matters to the Board’s Audit Committee and (ii) other matters to the non-management directors of the Board of Directors entitled “Method for Interested Persons to Communicate with Non-Management Directors and Audit Committee Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls, or Auditing Matters”. Communications should be made, pursuant to such procedures, to the Company’s Director of Human Resources at 145 East 40th Street, New York, New York 10016, or by e-mail to HRdir.corpgov@sterlingbancorp.com. The Company also adopted a separate procedure for employees to confidentially communicate concerns regarding questionable accounting and auditing matters on an anonymous basis.

Copies of the Company’s current corporate governance documents, including the Company’s Corporate Governance Guidelines, Code of Ethics, Method for Interested Persons to Communicate with Non-Management Directors, and Excessive or Luxury Expenditure Policy, as well as the current charters of the Audit, Corporate Governance and Nominating, and Compensation Committees are available on the Investor Relations section of the Company’s website at www.sterlingbancorp.com/ir/investor.cfm — Governance. Requests by shareholders for printed versions of these documents should be made to the attention of the Corporate Secretary of the Company.

Director Fees and Equity Compensation

Directors who are not salaried officers receive fees for attending Board of Directors and committee meetings. Effective January 1, 2010, the Board of Directors approved increases to the fees and stipends paid to non-employee directors as a result of an analysis of fees paid to directors of banks of similar size based on the recommendation of the Corporate Governance and Nominating Committee. Prior to January 2010, each eligible director received $1,550 for each board meeting attended and $1,000 for each committee meeting attended. Effective January 1, 2010, each eligible director shall receive a fee of $1,700 for each board meeting attended and $1,100 for each committee meeting attended. Prior to January 2010, each director received an annual stipend of $7,500 payable quarterly in arrears. Effective January 1, 2010, each eligible director shall receive an annual stipend of $10,000 payable quarterly in arrears.

Prior to January 2010, non-employee directors were paid $475 for attendance via telephone. Effective January 1, 2010, each eligible director shall be paid one half of the applicable meeting fee for attendance via telephone. Expenses of directors incurred in traveling to Board of Directors and committee meetings are reimbursed by the Company. The chair of the Audit Committee receives an annual stipend of $5,000 for services, and the chairs of the Compensation Committee and Corporate Governance and Nominating Committee also receive an annual stipend of $2,000 for services.

Pursuant to the adoption of an automatic grant of options in 2002, non-employee directors were granted options for 4,725 Common Shares (after adjustment for share splits and share dividends) on the last day a trade is reported in June for each of the years 2003 through 2006. The last grant was made on June 30, 2006. The options are non-qualified share options exercisable in four equal installments, commencing on the first anniversary of the date of grant and expiring on the fifth anniversary of such date; provided, however, that they become immediately exercisable in the event of a change in control of the Company. The exercise price is equal to 100% of the fair market value of the Common Shares on the date of grant. Upon termination of the services of a director who is not also a salaried officer, all options then exercisable may be exercised for a period of three months, except that if termination is by reason of death, the legal representative of such deceased director has six months to exercise all options regardless of whether the decedent could have exercised them.

On March 25, 2010, the Board of Directors granted 5,000 restricted shares to each of the non-management directors, pursuant to the Sterling Bancorp Stock Incentive Plan. The shares will vest 25%, 25%, 25% and 25% on the first, second, third and fourth anniversaries of the grant date, subject to accelerated vesting upon death, disability and change in control. The restricted shares were issued at $9.23 per share, the closing price on the date of the grant, and are not transferable until vested.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2009

Name	Fees Earned or Paid in Cash($)	Option Awards ($)(1)(2)	Total ($)
Robert Abrams	35,950	5,792	41,742
Joseph M. Adamko	54,000	5,792	59,792
Fernando Ferrer	44,750	5,792	50,542
Allan F. Hershfield	46,250	5,792	52,042
Henry J. Humphreys	57,750	5,792	63,542
Robert W. Lazar	47,250	5,792	53,042
Carolyn Joy Lee	1,250	0	1,250
Eugene Rossides	46,250	5,792	52,042

(1)

In December 2005, the Board of Directors approved the accelerated vesting and exercisability of all outstanding unvested and unexercisable stock options. As a result, all outstanding options then became fully vested and immediately exercisable and the expense charge was for options granted in 2006.

(2)

The expense recorded in accordance with FAS 123R resulted from the grant on June 30, 2006 of options pursuant to the final grant under an automatic grant of options adopted in 2002. 4,725 shares were granted to each director named at $19.50 per share. See Note 19 in the Company’s Annual Report on Form 10-K for fiscal year 2009 for the calculation of fair value of the option awards granted in 2006.

Changes in Registrant’s Certifying Accountant

On March 19, 2009, the Audit Committee of the Board of Directors of Sterling Bancorp determined that it would be in the best interests of Sterling Bancorp and its subsidiaries not to engage KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009 or any quarterly periods therein. KPMG was notified of this action on March 23, 2009.

The audit reports of KPMG on the consolidated financial statements of the Company as of and for the years ended December 31, 2008 and 2007 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. KPMG’s reports on the consolidated financial statements of the Company as of and for the years ended December 31, 2008 and 2007 referred to the Company’s adoption, in 2006, of SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2008 and 2007 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two years ended December 31, 2008, and the subsequent interim period through March 23, 2009, there were no (a) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter thereof in their reports or financial statements for such years, or (b) reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided KPMG with a copy of the foregoing disclosures and requested that KPMG furnish a letter addressed to the Securities and Exchange Commission indicating whether or not it agrees with such disclosures, which letter was filed as an exhibit to an amendment to the Company’s filing on Form 8-K reporting the change in independent registered public accounting firm.

On March 27, 2009, the Company engaged Crowe Horwath LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2009, effective as of March 27, 2009. During the two years ended December 31, 2008, and the subsequent interim period through March 27, 2009, the Company did not consult with Crowe Horwath LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company or oral advice was provided that Crowe Horwath LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is described in Item 304(a)(1)(v) of Regulation S-K.

Pre-Approval of Audit and Non-Audit Services

In accordance with the Company’s Audit Committee charter, the Audit Committee pre-approves all audit and non-audit services before the independent registered public accounting firm is engaged by the Company to render such services.

Fees Paid to Auditors

The following table sets forth the fees accrued or paid to the Company&#65533;s independent registered public accounting firms for the years ended December 31, 2009 and December 31, 2008. As shown below, the audit fees paid to Crowe Horwath LLP for 2009 were $480,000; the audit fees paid to KPMG LLP for 2008 were $835,000.

Audit and Non-Audit Fees

	Crowe Horwath LLP	KPMG LLP
	2009	2009(d)	2008

Audit Fees (a)	$480,000	$299,000	$835,000
Audit-related Fees (b)	—	3,500	121,000
Tax Fees (c)	—	36,525	591,000
Total	$480,000	$339,025	$1,547,000

(a)

Audit Fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s quarterly reports on Form 10-Q and audit services provided in connection with other statutory and regulatory filings.

(b)	Audit-related fees comprise fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(c)	The 2009 and 2008 tax fees are for professional services rendered in connection with tax compliance and preparation relating to the Company’s tax audits.

(d)	Represents fees accrued or paid to KPMG LLP as the Company’s independent registered public accounting firm through August 7, 2009.

AUDIT COMMITTEE REPORT

The Committee operates pursuant to a charter that was originally adopted by the Board of Directors on May 18, 2000, as amended on November 15, 2001, and further amended and restated on November 21, 2003, and amended on March 15, 2005 and March 11, 2009. The role of the Audit Committee, as set forth in its charter, is to assist the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the independent auditors and the Company’s internal audit function and to prepare this report. The Board of Directors, in its business judgment, has determined that all members of the Committee are “independent”, as required by applicable listing standards of the New York Stock Exchange and the Federal securities laws and the rules and regulations promulgated thereunder.

The charter is available on the Company’s website at www.sterlingbancorp.com/ir/AuditCommitteeCharter.pdf.

As set forth in the charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, and the effectiveness of internal control over financial reporting. Management is responsible for maintaining the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, and annually auditing the Company’s effectiveness of internal control over financial reporting in accordance with PCAOB Auditing Standard No. 5., An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements .

In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent registered public accounting firm. The Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1 AU section 380),as adopted by the PCAOB in Rule 3200T and currently in effect. The Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the PCAOB and currently in effect, and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management in accordance with the applicable rules and regulations of the SEC and PCAOB implementing the auditor independence requirements prescribed by the Sarbanes-Oxley Act of 2002. Any non-audit services performed by the independent registered public accounting firm have been specifically pre-approved by the Audit Committee.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not employed by the Company for accounting, financial management, internal control, or to set auditor independence standards. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate (i) accounting and financial reporting principles and policies designed to assure compliance with accounting standards and applicable standards and applicable laws and regulations or (ii) internal control over financial reporting. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards of the PCAOB, that the financial statements are presented in accordance with generally accepted accounting principles, or that the Company’s independent registered public accounting firm is in fact “independent”.

The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accounting firm and with the Company’s internal auditors, in each case without the presence of the Company’s management.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the charter, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 to be filed with the Securities and Exchange Commission.

Dated: February 17, 2010

JOSEPH M. ADAMKO, CHAIR	HENRY J. HUMPHREYS	ROBERT W. LAZAR	EUGENE T. ROSSIDES

Transactions with the Company and Other Matters

From time to time, officers and directors of the Company and their family members or associates have purchased, or may purchase, short-term notes of the Company and certificates of deposit from the Bank on the same terms available to other persons. The Bank and its mortgage subsidiary also make loans from time to time to related interests of directors and executive officers. Such loans are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present other unfavorable features.

Security Ownership of Directors and Executive Officers and Certain Beneficial Owners

The following table sets forth, as of February 16, 2010, holdings of the Company’s Common Shares by each present director and each of the executive officers named in the Summary Compensation Table on page 12 and by all directors and executive officers as a group. The Common Shares are traded on the New York Stock Exchange and the closing price on February 16, 2010 was $7.61 per share.

Name	Number and Nature of Common Shares Beneficially Owned(1)(2)	% of Outstanding Common Shares
Robert Abrams	43,228	*
Joseph M. Adamko	24,311	*
Louis J. Cappelli	777,552	4.28
Fernando Ferrer	11,425	*
Allan F. Hershfield	24,939	*
Henry J. Humphreys	25,004	*
Robert W. Lazar	8,363	*
Carolyn Joy Lee	1,000	*
John C. Millman	431,401	2.37
Eugene T. Rossides	10,268	*
John W. Tietjen	117,235	*
Howard M. Applebaum	71,964	*
Eliot Robinson	51,502	*
All directors and executive officers as a group (13 in group)	1,598,192	8.71

*	Less than 1%

(1)

For purposes of this table “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any Common Shares that such person or group has the right to acquire within 60 days after February 16, 2010. For purposes of computing the percentage of outstanding Common Shares held by each person or group of persons named above, any shares that such person or group has the right to acquire within 60 days after February 16, 2010 are deemed outstanding but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person or group. For information regarding the accelerated vesting and exercisability of options held by two executive officers and all non-employee directors, see the “Outstanding Equity Awards” table on page 13 and “Director Fees and Equity Compensation” beginning on page 22.

(2)

Each director and officer has sole voting and investment power with respect to the securities indicated above to be owned by him, except that in the case of Messrs. Millman, Tietjen, Applebaum, and Robinson, shares shown as owned include, respectively, 63,300, 13,423, 2,552 and 10,473 Common Shares held in 401(k) plans as to which they have power to direct the vote. The shares shown as owned include as to Messrs. Abrams, Adamko, Ferrer, Hershfield, Humphreys, and Rossides, 8,268 Common Shares each; as to Mr. Lazar, 3,543 Common Shares; as to Messrs. Cappelli, Millman, Tietjen, Applebaum, and Robinson, 47,250, 37,800, 30,944, 29,400, and 24,675 Common Shares, respectively, and as to all directors and executive officers as a group, 223,220 Common Shares covered by outstanding share options exercisable within 60 days.

In addition, the shares shown as owned by Mr. Abrams include 1,600 Common Shares owned by a member of his immediate family, beneficial ownership of which he disclaims. The shares shown as owned by Mr. Adamko include 2,832 Common Shares owned by his wife, beneficial ownership of which he disclaims. The shares shown as owned by Mr. Cappelli include 711 Common Shares owned by his wife, beneficial ownership of which he disclaims, and 450,000 Common Shares owned by the Louis J. Cappelli 2009 Grantor Retained Annuity Trust, as to which Mr. Cappelli currently has no voting power or investment power. The shares shown as owned by Mr. Millman include 219 Common Shares owned by his wife and 1,197 Common Shares owned by his wife’s Individual Retirement Account, beneficial ownership of which he disclaims.

The following table sets forth the persons or groups known to the Company to be the beneficial owner of more than five percent of the outstanding Common Shares based upon information provided by them to the Company as of February 16, 2010.

Name and Address	Number and Nature of Common Shares Beneficially Owned(1)		Approximate Percentage of Class

GAMCO Investors, Inc.	1,374,235	(2)	7.58
One Corporate Center
Rye, New York 10580-1435

BlackRock, Inc.	1,852,264	(3)	10.22
40 East 52nd Street
New York, New York 10022

(1)	See Footnote 1, page 26, for definition of “beneficial ownership.”

(2)

The number and nature of the Common Shares beneficially owned are set forth in a statement on Schedule 13D filed with the Securities and Exchange Commission on November 24, 2009 by GAMCO Investors, Inc., Mario J. Gabelli, and various entities which he directly or indirectly controls or for which he acts as chief investment officer. According to said schedule, the reporting entities engage in various aspects of the securities business; certain of these entities may also make investments for their own accounts. Gabelli Funds, LLC, has the sole voting power and sole dispositive power for 385,000 Common Shares. GAMCO Asset Management Inc. has the sole voting power of 943,520, and sole dispositive power for 985,635 Common Shares. Teton Advisors, Inc. has the sole voting power and sole dispositive power of 3,600 shares. Mr. Gabelli is deemed to have beneficial ownership of the Common Shares beneficially owned by each of the foregoing entities.

(3)	The number and nature of the Common Shares beneficially owned are set forth in a statement on Scheduled 13G filed with the Securities and Exchange Commission on January 8, 2010 by BlackRock, Inc.

Except as set forth above, the Company does not know of any person that owns more than 5% of any class of the Company’s voting securities.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on the review of the Forms 3, 4, and 5 furnished to the Company and certain representations made to the Company, the Company believes that there were no filing deficiencies in 2009 under Section 16(a) of the Securities Exchange Act of 1934 by its directors, executive officers, and 10 percent holders. One transaction by each of Robert W. Lazar and Fernando Ferrer, directors, was not timely reported on Form 4.

On March 19, 2010, the Company issued and sold 8,625,000 Common Shares, par value $1.00 per share. The 8,625,000 Common Shares were registered under the Securities Act of 1933, as amended, pursuant to an effective shelf registration on Form S-3 (File No. 333-158115). As a result, of such date, the total number of outstanding shares increased to 26,757,035 Common Shares and the percentage of ownership of directors and executive officers, as well as the owners of 5% or more, of the Common Shares will change.

2 — PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Crowe Horwath LLP to serve as the Company’s independent registered public accounting firm for the fiscal year 2010 and the Board of Directors recommends that shareholders ratify such appointment at the Annual Meeting.

Action by the shareholders is not required by law in the appointment of an independent registered public accounting firm, but their appointment is submitted by the Audit Committee of the Board of Directors in order to give the shareholders a voice in the designation of auditors. If the resolution ratifying the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm is rejected by the shareholders, then the Audit Committee may reconsider its choice of independent registered public accounting firms. Even if the resolution is approved, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Proxies in the form solicited hereby that are returned to the Company will be voted in favor of the resolution unless otherwise instructed by the shareholder.

Representatives of Crowe Horwath LLP are expected to attend the Annual Meeting, to have an opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR

PROXY FOR THE RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010.

3 — ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

 The Company believes that its compensation policies and procedures are competitive, are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders. The Company also believes that both the Company and its shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal described below, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse the compensation for our named executive officers by voting to approve or not approve such compensation as described in this proxy statement.

 On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 (“ARRA”) into law. ARRA requires, among other things, every participant in the TARP CPP to permit a non-binding shareholder vote to approve the compensation of the participant’s executives. Accordingly, the Company is asking you to approve the compensation of the Company’s named executive officers as described under “Executive Compensation – Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. Under ARRA, your vote is advisory and will not be binding upon the Board, however, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements. The favorable vote of a majority of the votes cast will constitute approval of this advisory proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR

PROXY FOR THE NON-BINDING APPROVAL OF THE COMPENSATION OF THE

NAMED EXECUTIVE OFFICERS FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS,

INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS,

THE EXECUTIVE COMPENSATION TABLES AND THE RELATED DISCLOSURE

CONTAINED IN THE PROXY STATEMENT.

GENERAL

2011 Annual Meeting

Any shareholder who may desire to submit a proposal under the Securities and Exchange Commission’s shareholder proposal rule (Rule 14a-8) for inclusion in the Company’s proxy and proxy statement for the 2011 Annual Meeting of Shareholders, currently scheduled to be held on May 5, 2011, must present such proposal in writing to the Company at 650 Fifth Avenue, New York, New York 10019-6108, Attention: Dale C. Fredston, Corporate Secretary, no later than the close of business on December 14, 2010. Under the Company’s Bylaws, any shareholder who desires to submit a proposal outside of the process provided by the Securities and Exchange Commission’s shareholder proposal rule (Rule 14a-8) or desires to nominate a director at the 2011 Annual Meeting of Shareholders must provide timely notice thereof in the manner and form required by the Company’s Bylaws by March 2, 2011 (but not before February 3, 2011). If the date of the 2011 Annual Meeting should change, such deadlines would also change.

Other

Management knows of no other business to be presented to the Annual Meeting of Shareholders, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the Board of Directors’ recommendations.

The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors, officers, and employees of the Company may solicit proxies by personal interview, telephone, or electronic mail. The Company reimburses brokerage houses, custodians, nominees, and fiduciaries for their expenses in forwarding proxies and proxy material to their principals. The Company has retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902 to assist in the solicitation of proxies, which firm will, by agreement, receive compensation of $4,000, plus expenses, for these services.

The Annual Report to Shareholders (which is not a part of the proxy soliciting material) for the fiscal year ended December 31, 2009 accompanies this Notice and proxy statement.

The Company files with the Securities and Exchange Commission an Annual Report on Form 10-K. A copy of the report for the fiscal year ended December 31, 2009, including the financial statements and schedules thereto, will be furnished, without charge, to any shareholder sending a written request therefore to John W. Tietjen, Executive Vice President and Chief Financial Officer, Sterling Bancorp, 650 Fifth Avenue, New York, New York 10019-6108.

As permitted by applicable law, only one copy of this Information Statement is being delivered to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of the Information Statement.

The Company will promptly deliver, upon oral or written request, a separate copy of the Information Statement to any shareholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Investor Relations, at our corporate offices, 650 Fifth Avenue, New York, New York 10019-6108 or by telephone at (212) 757-3300.

Shareholders who share an address can request the delivery of separate copies of future stockholder materials upon written request which should be directed to Investor Relations, at our corporate offices, 650 Fifth Avenue, New York, New York 10019-6108 or by telephone at (212) 757-3300.

STERLING BANCORP

Dated: April 7, 2010

NOTICE OF INTERNET AVAILABILITY

The Company’s proxy statement and annual report are available over the Internet at www.sterlingbancorp.com/proxy

STERLING BANCORP

650 Fifth Avenue, New York, New York 10019-6108

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.

Sterling Bancorp

INTERNET http://www.proxyvoting.com/stl

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#
71704
▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

Please mark your votes as indicated in this example	☒

		FOR All Nominees	WITHHOLD For all Nominees	*EXCEPTIONS

1.	ELECTION OF DIRECTORS	☐	☐	☐

	01 Robert Abrams,	02 Joseph M. Adamko,
	03 Louis J. Cappelli,	04 Fernando Ferrer,
	05 Allan F. Hershfield,	06 Henry J. Humphreys,
	07 Robert W. Lazar,	08 Carolyn Joy Lee,
	09 John C. Millman	10 Eugene Rossides

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)
*Exceptions _________________________________________________________

		FOR	AGAINST	ABSTAIN

2.	Proposal to ratify the appointment by the Audit Committee of the Board of Directors of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year 2010.	☐	☐	☐
3.	Advisory approval of the compensation of the Company’s named executive officers.	☐	☐	☐
4.	In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE MANNER DIRECTED HEREIN. IF THIS CARD CONTAINS NO SPECIFIC VOTING INSTRUCTIONS, SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature _______________________________ Signature _______________________________ Date _____________

Please mark, date, and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.

STERLING BANCORP 650 Fifth Avenue New York, New York 10019

To the Shareholders of Sterling Bancorp:

A Reminder

Please complete the enclosed Proxy and return it in the postage paid envelope, or vote via the toll free telephone number or via the Internet, as instructed on the Proxy.

The Company’s proxy statement and annual report are available over the Internet at www.sterlingbancorp.com/proxy.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

The Company’s proxy statement and annual report are available over the Internet at www.sterlingbancorp.com/proxy.

▼ FOLD AND DETACH HERE ▼

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

STERLING BANCORP

ANNUAL MEETING OF SHAREHOLDERS, THURSDAY, MAY 6, 2010

          The undersigned appoints Louis J. Cappelli, Allan F. Hershfield and Henry J. Humphreys, or any one of them, attorneys and proxies with power of substitution, to vote all of the Common Shares of Sterling Bancorp standing in the name of the undersigned at the Annual Meeting of Shareholders on Thursday, May 6, 2010, at The University Club, One West 54th Street, New York, New York 10019, at 10:00 A.M. Eastern Time and all adjournments thereof, hereby revoking any proxy heretofore given.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

Address Change/Comments	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
(Mark the corresponding box on the reverse side)

(Continued and to be marked, dated and signed, on the other side)
WO# 71704